EXHIBIT 6.5

(English Translation)

Regional agency cooperation agreement

Party A: Grand Smooth Inc Ltd (hereinafter referred to as Party A)

Party B: Jieyu Development Co., Ltd. (hereinafter referred to as Party B)

On the basis of the principle of equality, mutual benefit and common development and growth, both parties will reach the following agreement on the matter of Party B's agent in Party A in a designated area.

Article 1: Authorized goods

1. Party B will introduce land-based recirculating aquaculture equipment manufactured by Party A Group (Guizhou Wanfeng Lake Smart Aquatic Technology Co., Ltd., hereinafter referred to as Wanfeng Lake).

Article 2: Authorized area and authority

1. Party A will authorize Party B to be the agent of Party A's goods in Asia, and Party B shall be fully responsible for the sales of goods and dealer management in Asia.

2. Without the consent of Party A, Party B shall not transfer or entrust part or all of the rights under this contract to any third party; any transfer or entrustment without the consent of Party A shall be deemed as Party B's breach of contract and result in unconditional contract. termination.

3. Party B is prohibited from selling across regions. After verifying that Party B has cross-regional sales behavior, Party A has the right to request Party B to unconditionally recover all the goods delivered. Party B shall bear all the expenses. If Party B does not recover the goods, Party A will cancel its agent qualification. This contract will be automatically terminated and all consequences will be borne by Party B.

4. For the sales area of Party B's agent, Party B may formulate a sales strategy based on actual conditions. In principle, Party A shall not interfere. If Party B's sales price changes, Party B must first obtain written consent from Party A, and Party B's own and subordinates. Dealer's distribution behavior is infinitely joint and several liability.

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Article 3: Agency term

1. The term of the agent of this contract is permanent. From the date of the bookmarking of this agreement, the term of the agent is permanent unless one party breaches the contract or the parties cancel the contract in writing or encounters force majeure.

Article 4: Agency Authorization

1. Party A collects USD 5 million from Party B as a permanent agency license, and Party A agrees that Party B shall pay for it in 5 years according to the following schedule and amount:

a) pay the first $1 million within 30 days after signing the contract;

b) pay a second US$1 million by June 1, 2020;

c) pay a third US$1 million by June 1, 2021;

d) pay a fourth US$1 million by June 1, 2022;

e) Pay a final payment of $1 million by June 1, 2023.

Article 5: Minimum Agency Sales

1. Party B promises to make the annual booking amount to Party A. If the sales target is not reached within 5 years (details are otherwise agreed), Party A will have the right to unconditionally cancel Party B's permanent Asian regional agency qualification.

Article 6: Agency commodity prices

1. Delivery price: A shall deliver the price of the product to Party B in a unified partition (quote by FOR/FOB, details are negotiable)

2. Sales price: Party B shall sell the products (services) according to the retail price recommended by Party A (provided).

The retail price recommended by the party (specified) does not meet the local market conditions, and Party B must adjust the sales.

The price shall be reported to Party A, and Party A shall, in accordance with the uniformity requirements of the system and Party B.

The market situation in the region is considered comprehensively and the decision to adjust the price is made.

Article 7: Settlement and commission

1. Settlement: Both parties agree to settle the order every 3 months, pay for the payment in 6 months, and get cash or 180 days.

The current check pays the account.

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2. Commission: If Party B matches or signs contract shipments, each group of equipment will be 8% of the total price, each

3 months settlement, 6 months payment, can be paid in cash or within 180 days

Account.

Article 8: Return (exchange) goods and damages

1. Return (exchange) goods: If the product is not produced or damaged, Party B shall not return (exchange) the goods after arrival.

2. Damages: If the goods are not attributable to Party A, the goods are subject to refund, exchange or other damage to the consumer due to the sale of the goods, Party B shall be responsible for the general responsibility.

Article 9: The agency cooperation agreement in this region shall be signed before September 30, 2019, and the overdue conditions shall be discussed separately.

Article 10: In addition to the content agreed in this Agreement, either Party A or Party B’s business and law against the other party

Legal acts and operating losses are not responsible.

Article 11: The two parties shall be aware of or hold the technical materials, business secrets, etc. of the other party in the case of this cooperation case.

The obligation to keep confidential shall not be disclosed to a third party without the written consent of the other party.

Article 12: After the contract is signed, Party B shall not represent or produce other similar brands during the agency period.

If the product is verified, Party A unconditionally cancels the qualification of Party B and does not renew the contract.

Party B shall not object.

Article 13: The original agreement of the agency cooperation agreement in this region is two copies, and the two parties will take effect after signing and stamping.

Party and Party B are separately deposited.

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Te Li this regional agency cooperation agreement

Contractor (Party A): Grand Smooth Inc Ltd

Signature of the person in charge: Zheng Yingjie

Company number: 2128119

Tel: +85269985418

Address: Unit B, 6th Floor, TEDA Commercial Building, 87 Wing Lok Street, Sheung Wan, Hong Kong

Contractor (Party B): Jie Hao Development Co., Ltd.

Signature of the person in charge: Zheng Fengqi

Unified Number: 54836040

Tel: +886226511568

Address: 3rd Floor, No. 8, Lane 3, Lane 214, Section 4, Chenggong Road, Neihu District, Taipei, Taiwan

January 2019

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